Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2012

Moscow, Russia — March 6, 2013 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the fourth quarter and full year ended December 31, 2012.

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s except per share data)	2011	2012	Change	2011	2012	Change

Total operating revenues	$236,758	$264,233	12%	$766,360	$804,946	5%
Total operating expenses	(238,264)	(169,391)	-29%	(643,675)	(655,059)	2%
Total operating expenses before non-recurring items(1)	(148,725)	(169,391)	14%	(537,293)	(572,556)	7%
OIBDA(2)	3,218	103,809	nm (3)	140,334	173,905	24%
OIBDA margin(2)	1.4%	39.3%		18.3%	21.6%
Adjusted OIBDA(2),(4)	92,757	103,809	12%	246,716	256,408	4%
Adjusted OIBDA margin(2),(4)	39.2%	39.3%		32.2%	31.9%
Net income (loss) attributable to CTC Media, Inc. stockholders	(24,535)	64,875	nm	53,118	93,063	75%
Fully diluted earnings per share	$(0.16)	$0.41	nm	$0.34	$0.59	74%
Adjusted net income attributable to CTC Media, Inc. stockholders(4)	61,434	64,875	6%	152,561	157,794	3%
Adjusted fully diluted earnings per share(4)	$0.39	$0.41	5%	$0.97	$1.00	3%

(1)  Total operating expenses (before non-recurring items) is a non-GAAP financial measure that excludes a $11.1 million non-recurring charge arising from the impairment of the DTV trade name and $95.2 non-recurring charge arising from the impairment of goodwill and broadcasting licenses in 2011 (Q4 2011: 89.5 million), as well as a $82.5 million non-recurring charge arising from the impairment of analog broadcasting licenses in the third quarter of 2012. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before non-recurring items) to GAAP total operating expenses.

(2)  OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3)  Number is not meaningful

(4)  All adjusted numbers are non-GAAP financial measures reported before the non-recurring items described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

FULL YEAR FINANCIAL HIGHLIGHTS

•                  Total revenues of $804.9 million — up 10% year-on-year in ruble terms

•                  Russian advertising revenues up 9% year-on-year in ruble terms

•                  Adjusted OIBDA of $256.4 million with an adjusted OIBDA margin of 31.9%

•                  Adjusted fully diluted earnings per share up 3% year-on-year to $1.00 (2011: $0.97)

•                  Net cash position(1) of $173.4 million at the end of the period

•                  Payment of cash dividends of $0.52 per share (or $82.2 million in the aggregate) in 2012

•                  The Board of Directors currently intends to pay cash dividends of $0.63 per share (or up to approximately $100 million in the aggregate) in 2013 and has declared a cash dividend of $0.15 per share (or approximately $24 million in the aggregate) to be paid on or about March 29 to shareholders of record as of March 20, 2013, with further dividends anticipated in the remaining quarters of 2013

OPERATING HIGHLIGHTS

•                  Combined Russian national inventory 98% sold-out in Q4 and 97% sold-out for the full year

•                  Year-on-year increases in technical penetration of CTC, Domashny and Peretz networks to 95.1% (2011: 94.7%), 88.5% (2011: 84.9%), and 83.8% (2011: 80.1%), respectively

•                  Domashny and Peretz channels recorded all-time high average annual audience shares in 2012

•                  CTC and Domashny channels selected in a public tender to be included in the second digital multiplex

•                  CTC-International channel launched in Armenia, Azerbaijan, Georgia, Kazakhstan and Kyrgyzstan

Boris Podolsky, Chief Executive Officer of CTC Media, commented: “We had a record year for CTC Media with Group sales for the first time exceeding $800 million. We also delivered a stable year-on-year OIBDA margin of 32%, when adjusted for one-off non-cash impairment charges.”

“Our consolidated revenues were up 10% year-on-year in Ruble terms. Both Domashny and Peretz posted their highest ever annual audience shares last year and outperformed the Russian television ad market in terms of sales growth. Therefore, despite a decrease in ratings at our flagship CTC channel, in 2012 our combined national advertising market share was stable year-on-year at 18%. All our Russian channels also benefited from a step up in television viewership, which positively impacted their inventory levels.”

“In addition, our CIS, CTC-International, digital media and sublicensing revenues were all growing substantially ahead of the Russian television advertising market and increased their contribution to the Group sales to 7% from 5% year-on-year. Revenues from our CIS operations were up 33% year-on-year in US dollar terms in 2012, primarily reflecting the outstanding performance of Channel 31, which took substantial advertising market share in Kazakhstan. Sublicensing revenues were up 50% year-on-year in US dollar terms, while CTC-International and our promising digital media segments almost tripled their sales.”

“Looking ahead, we currently expect the Russian television advertising market in 2013 to grow by up to 10% year-on-year in ruble terms, our Russian television ad revenues to grow in line with the market, and our revenues from other businesses to grow at a higher rate. Our Russian channels’ national inventory is now approximately 80% contracted for 2013 at higher average prices than last year. We also expect to deliver an OIBDA margin similar to the 2012 level of 32%.”

“Last year we improved our cash conversion levels and generated higher free cash flow. During 2013, we intend to pay out quarterly dividends in an aggregate of $0.63 per share, which is a more than 20% year-on-year increase compared to 2012. This reflects our philosophy to return surplus free cash flow to shareholders.”

(1)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities.

Operating Review

Switch to New Target Audiences from 2013

The Company has switched to the following target audiences for CTC and Peretz Networks starting from January 1, 2013:

	2012 Target Audience	2013 Target Audience

CTC Network	All 6-54	All 10-45

Peretz Network	All 25-59	All 25-49

Domashny Network’s target demographic, “women 25-59”, remains unchanged.

The switch to the new target audiences for CTC and Peretz is a part of the Company’s overall positioning strategy for these channels, reflecting advertiser demand. The decision to narrow the target audiences primarily reflects the Company’s expectation that it will continue to deliver higher audience shares and more advertising inventory in the new demographics.

Share of Viewing

	Average Audience Shares (%)
	Q4 2011	FY 2011	Q3 2012	Q4 2012	FY 2012
CTC Network (all 6-54)	10.6	10.7	8.7	9.4	9.6

CTC Network (all 10-45)	12.1	12.1	10.1	11.0	11.0

Domashny Network (females 25-59)	3.3	3.2	3.6	3.1	3.6

Peretz Network (all 25-59)	2.0	2.0	2.6	2.3	2.5

Peretz Network (all 25-49)	2.1	2.1	2.9	2.3	2.7

Channel 31 (all 6-54)	15.7	15.9	15.3	13.8	14.7

In 2012, the CTC Network maintained its place as the third most-watched broadcaster in Russia in its new target demographic of everyone between 10 and 45 years old. At the same time, its average audience shares (both in the current and new target age groups) were down year-on-year, primarily reflecting a decreased amount of first-run content on air compared to 2011, and, to a lesser extent, increased competition and audience fragmentation.

The Domashny Network’s target audience share was up year-on-year in 2012 to 3.6% from 3.2%. This year-on-year increase in Domashny’s target audience share was primarily due to the strong performance of programming, including foreign and locally-produced series, such as the Turkish historical drama “Magnificent Century” and the Russian comedy series “Masha in Law” (Masha v Zakone).

The Peretz Network’s audience share was up year-on-year in 2012 to 2.7% from 2.1% in its new target demographic of everyone between 25 and 49. The year-on-year growth was primarily driven by the success of the programming schedule introduced following the channel’s repositioning in late 2011, boosted by prominent marketing support and increased technical penetration.

In 2012, both Domashny and Peretz Networks delivered their highest ever average annual target audience shares.

Channel 31’s average target audience share was down year-on-year in 2012 to 15.9% from 14.7%, primarily reflecting increased competition from the state-owned channels.

Revenues

	Three Months			Twelve Months
(US$ 000’s)	Ended December 31,			Ended December 31,
Operating revenues:	2011	2012	Change	2011	2012	Change

Advertising revenue	$229,969	$254,264	11%	$747,451	$775,806	4%
Sublicensing revenue	6,309	8,068	28%	15,836	$23,706	50%
Other revenue	480	1,901	296%	3,073	5,434	77%
Total operating revenues	$236,758	$264,233	12%	$766,360	$804,946	5%

Total operating revenues were up 12% year-on-year in the fourth quarter and up 5% for the full year in US dollar terms. In ruble terms, total operating revenues were up 11% year-on-year in the fourth quarter and up 10% for the full year. This primarily reflected the growth of the Russian television advertising market, growth in the target audience shares for Domashny and Peretz Networks, and year-on-year increase in inventory levels across Russian TV channels. This was partially offset by lower year-on-year target audience shares for the CTC Network.

The Company’s sublicensing revenue was up 50% for the full year in US dollar terms, primarily as a result of increased sales to broadcasters in Russia and Ukraine.

Other revenue was up 77% year-on-year for the full year in US dollar terms, which primarily reflects growth in revenues from CTC-International and digital media segments.

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s)	2011	2012	Change	2011	2012	Change

Operating revenues by segment(1):
CTC Network	$144,237	$155,738	8%	$474,028	$483,642	2%
Domashny Network	25,610	30,780	20%	90,321	95,078	5%
Peretz Network	18,265	21,220	16%	59,623	72,709	22%
CTC Television Station Group	34,146	34,427	1%	98,599	93,392	-5%
Domashny Television Station Group	5,541	6,480	17%	15,668	18,211	16%
Peretz Television Station Group	2,211	2,929	32%	6,591	8,475	29%
CIS Group	5,865	8,105	38%	17,843	23,638	32%
Production Group	203	462	128%	378	860	128%
Other	680	4,092	nm	3,309	8,941	170%
Total operating revenues	$236,758	$264,233	12%	$766,360	$804,946	5%

Russian advertising sales accounted for approximately 94% of 2012 total operating revenues and were up 9% year-on-year in ruble terms. In US dollar terms, the revenue dynamics were negatively impacted by the depreciation of the Russian ruble against the US dollar.

The CIS Group, which accounted for 2.9% of revenues in 2012 (2011: 2.3%), reported a 33% year-on-year increase in sales in US dollar terms. This primarily reflected the higher sellout for Channel 31 in Kazakhstan.

Combined revenue from other businesses — CTC-International and digital projects — was up 170% year-on-year in US dollar terms in 2012 primarily due to the expansion of CTC-International’s operations to new territories and platforms during 2012 as well as higher internet advertising sales. For the full year 2012, the Company generated revenues of approximately $5.1 million from its digital media projects, most of which related to the advertising sales on Videomore.ru.

Expenses

Total operating expenses before non-recurring items were up 7% year-on-year in 2012 in US dollar terms and up 12% in ruble terms. This primarily reflected the year-on-year increase in programming amortization costs and selling, general and administrative expenses, though these increases were partially offset by the year-on-year decrease in stock-based compensation expenses.

(1) Segment revenues are shown from external customers only, net of intercompany revenues of $9.3 million in the fourth quarter of 2011, $7.8 million in the fourth quarter of 2012, $34.7 million for the full year 2011 and $28.8 million for the full year 2012 that primarily related to revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s)	2011	2012	Change	2011	2012	Change

Operating expenses:
Direct operating expenses	$11,151	$11,946	7%	$43,684	$45,357	4%
Selling, general & administrative expenses	48,501	56,406	16%	165,176	181,266	10%
Stock-based compensation expenses	2,726	(573)	nm	18,318	4,779	-74%
Programming expenses	81,623	92,645	14%	292,466	317,136	8%
Depreciation & amortization	4,724	8,967	90%	17,649	24,018	36%
Total operating expenses before non-recurring items	$148,725	$169,391	14%	$537,293	$572,556	7%
Impairment loss	89,539	—	-100%	106,382	82,503	-22%
Total operating expenses	$238,264	$169,391	-29%	$643,675	$655,059	2%

Direct operating expenses increased by 4% year-on-year in US dollar terms and increased by 10% in ruble terms for the full year 2012, largely as a result of increased transmission and maintenance costs relating to annual raises, newly acquired stations, increased distribution fees as a result of expanded operations of CTC-International, and a one-off effect of higher satellite fees due to the switch to new satellite systems and the launch of the Company’s new digital broadcasting complex.

Selling, general and administrative expenses were up 10% year-on-year in US dollar terms and up 16% year-on-year in ruble terms in 2012. The increase was primarily due to higher advertising and promotion expenses, increased salaries and benefits, and increased compensation expenses payable to Video International that are in line with the revenue dynamic. Compensation payable to Video International, which is included in selling, general and administrative expenses, amounted to $85.7 million in 2012 (2011: $80.4 million).

Stock-based compensation expenses totaled $4.8 million for the full year (2011: $18.3 million). The decrease in stock-based compensation expense was principally due to the departure of CTC Media’s former CEO at the end of 2011, departures of several of the Company’s employees and executives during 2012 and the fact that some options became fully vested.

Programming expenses were up 8% year-on-year in US dollar terms and up 14% in ruble terms for the full year, which primarily reflected a more expensive content mix for CTC, Domashny and, to a lesser extent, Channel 31, partially offset by lower year-on-year write-downs of Russian series and sitcoms due to their underperformance.

Programming expense at the CTC Channel was up 14% year-on-year for the full year in ruble terms mainly due to increases in the volume of foreign content aired during the year in response to increased competition from other channels and because of the expiration of certain licenses; as well as increases in cost per hour of first-run Russian series and sitcoms. Programming costs at the Domashny Channel were up 18% year-on-year for the full year in ruble terms, primarily due to the increased cost of foreign series as well as more expensive new Russian content launched during the year to support Domashny’s increased focus on younger female audiences. Programming costs at the Peretz Channel were down 3% year-on-year for the full year in ruble terms primarily due to optimization of the programming mix in 2012. Programming costs at Channel 31 were up 32% year-on-year for the full year in US dollar terms primarily due to diversification of the programming mix resulting in an increased number of genres, quality, volume and cost of locally produced content, as well as more expensive Turkish series aired in 2012 in response to increased competition.

Depreciation and amortization expenses were up 36% year-on-year in US dollar terms and up 44% year-on-year in ruble terms for the full year. The increase primarily related to the Company’s new broadcasting facility in

Moscow. In addition, starting from October 1, 2012, CTC Media’s depreciation and amortization expense includes the amortization of the Company’s analog licenses due to the reassessment of their useful lives from indefinite to finite as a result of the planned transition to digital broadcasting ($4.6 million in the fourth quarter of 2012).

As a result of impairment reviews performed in 2011, we recorded non-cash impairment losses totaling $106.3 million, of which $11.1 million related to the DTV trade name as a result of the re-branding of the channel, and $95.2 related to the impairment of goodwill and broadcast licenses (Q4 2011: 89.5 million). In 2012, the Company’s impairment loss of $82.5 million related to analog broadcasting licenses, reflecting the reassessment of their useful lives from indefinite to finite made as of September 30, 2012 as a result of the planned transition to digital broadcasting.

CTC Media therefore reported consolidated adjusted OIBDA, excluding the abovementioned impairment losses, of $103.8 million in the fourth quarter (Q4 2011: $92.8 million) and $256.4 million for the full year 2012 (2011: $246.7 million). The adjusted OIBDA margin was 39.3% in the fourth quarter (Q4 2011: 39.2%) and 31.9% for the full year (2011: 32.2%).

Net interest income was $3.6 million in the fourth quarter (Q4 2011: $3.1 million) and $8.8 million for the full year (2011: $6.7 million). Adjusted pre-tax income therefore increased by 8% year-on-year in US dollar terms to $100.9 million in the fourth quarter (Q4 2011: $93.8 million) and increased by 2% year-on-year in US dollar terms to $247.2 million for the full year (2011: $243.3 million).

CTC Media’s adjusted effective tax rate was down year-on-year to 31% in the fourth quarter (Q4 2011: 30%) and down to 33% for the full year (2011: 34%) primarily due to decreases, as a percentage of consolidated income before tax, in stock based compensation expense, and the recognition of certain foreign tax credits that were deducted from US income tax.

Adjusted net income attributable to CTC Media, Inc. stockholders therefore increased by 6% year-on-year in US dollar terms to $64.9 million in the fourth quarter (Q4 2011: $61.4 million), and increased by 3% year-on-year in US dollar terms to $157.8 million for the full year (2011: $152.6 million). The Company reported adjusted fully diluted earnings per share of $0.41 in the fourth quarter (Q4 2011: $0.39) and $1.00 for the full year (2011: $0.97).

Cash Flows and Financial Position

The Company’s net cash flow from operating activities totaled $157.7 million for the full year 2011 (2011: $115.8 million) and reflected the net effect of increased advertising sales and decreased income taxes paid, partially offset by increased programming payments. The decrease in income taxes paid was due to the recognition of certain foreign tax credits that were deducted from US income tax. The increase in cash paid for programming rights in 2012 was primarily due to investments in foreign programming that was used in 2012 and that will be used in 2013 and thereafter.

Net cash used in investing activities totaled $26.5 million for the full year (2011: $54.6 million) and included $15.6 million of capital expenditures (mainly purchases of equipment and software for the Company’s new digital broadcasting center in Moscow and leasehold improvements for the new office facilities, as well as purchases of cable connections), $4.0 million paid in relation to the acquisition of regional television stations, and $6.8 million of investments in Russian bank deposits.

Cash used in financing activities amounted to $88.9 million for the full year of 2011 (2011: $115.0 million) and primarily reflected the payment of $82.2 million in cash dividends to the Company’s stockholders and $5.8 million in dividends to minority shareholders of the Company’s subsidiaries and settlement of a $5.5 million bank overdraft, partially offset by $4.6 million in proceeds received from the exercise of stock options.

The Company’s net cash position (cash and cash equivalents and short-term investments less interest-bearing liabilities) amounted to $173.4 million at December 31, 2012, compared to $112.6 million at December 31, 2011 and $96.4 million at the end of the third quarter of 2012. The increase in net cash at the end of the fourth quarter of 2012 compared to the third quarter of 2012 was mainly due to deferral of payment timing for certain content from the fourth quarter of 2012 into 2013, as well as due to the seasonal increases in cash receipts from advertisers as the fourth quarter is typically the most revenue generative quarter of the year.

Full Year 2013 Outlook

Approximately 80% of CTC Media’s forecast full-year 2013 Russian national inventory is currently committed, at average prices higher than in 2012. The Russian TV advertising market is currently expected to grow by up to 10% year-on-year in 2013 in ruble terms. CTC Media expects its Russian television advertising revenues to grow in line with the market in ruble terms, while the Company’s new media, CIS, sublicensing and CTC-International revenues are expected to grow faster than the Russian TV advertising market.

The Company expects to report an OIBDA margin similar to the 2012 level of 32%, when adjusted for impairment charges incurred in 2012.

Transition to Digital Broadcasting

In October 2012, the Russian Federal Service for Supervision in the Sphere of Telecommunications, Information Technologies and Mass Communications (Roskomnadzor) announced the terms of a tender for a second digital multiplex, the results of which were announced on December 14, 2012. A total of 10 channels, including CTC and Domashny, were selected for inclusion in the second multiplex. Governmental authorities have also announced that the existing analog broadcasting system will be switched off in stages during the rollout period, and indicated regional deadlines ranging from 2014 to 2017.

According to the terms of the tender, CTC Media must enter into 10-year transmission agreements with the Russian television and radio network (RTRS), a transmission provider. Governmental authorities have indicated that each channel participating in the second multiplex will be expected to pay up to $26 million annually in transmission fees. In the transition period, these transmission fees are expected to be lower and are to be paid by the way of stage payments as the rollout progresses. As of the date of this press release, CTC Media is still in the process of negotiations with RTRS and expects to sign the transmission agreements in March 2013. In addition, governmental authorities announced plans to introduce a third multiplex and indicated that the tender for participation in the third multiplex will be held by the end of 2013. Currently, the terms for participation in the third multiplex are unknown.

Considering the recent developments regarding the expected terms of digital broadcasting, the Company has determined that the lives of its analog broadcasting licenses are no longer indefinite. Accordingly, the Company tested its broadcasting licenses for impairment as of September 30, 2012, and commenced amortization from October 1, 2012. The estimated effect of this change is expected to result in additional amortization expense of approximately $18.6 million in 2013, $18.6 million in 2014, $17.7 million in 2015, $12.3 million in 2016, $9.7 million in 2017 and $4.3 million in 2018.

Increased Dividends

The CTC Media Board of Directors currently intends to pay cash dividends of $0.63 per share (or up to $100 million in the aggregate) in 2013, a year-on-year increase of 21% compared to cash dividends of $0.52 per share (or $82.2 million in the aggregate) paid in 2012, and has declared a dividend of $0.15 per outstanding share of common stock, or approximately $24 million in total, to be paid on or about March 29, 2013 to stockholders of record as of March 20, 2013. Although it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2013, there can be no assurance that such additional dividends will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

2013 Equity Incentive Plan; Options Exchange; Stock Repurchase Program

On March 4, 2013, CTC Media’s Board of Directors approved the Company’s 2013 Equity Incentive Plan (the “Plan”), which will be submitted to the stockholders for approval at the 2013 annual meeting. The Plan provides for the grant of a variety of forms of awards to acquire up to an aggregate of 2.5 million shares of common stock. The Compensation Committee of the Board has, subject to stockholder approval of the Plan, approved an initial round of awards to the Company’s employees in the form of restricted share units (“RSUs”) to acquire up to 2.0 million shares of common stock. The RSU awards will entitle the grantees to receive shares of common stock, at no cost, upon the satisfaction of performance-based vesting conditions over a period of three years from grant, which will become exercisable on a staggered basis over a period of four years from grant. Exercise will be subject to the condition that the closing price of the Company’s common stock has exceeded $12.00 per share on at least ten trading days prior to exercise. We believe that such awards will provide appropriate incentives to the Company’s employees, and better align their interests with those of CTC Media’s stockholders, as the vast majority of the Company’s currently outstanding equity awards have exercise prices substantially higher than the trading price of its common stock over the past 12 months.

As a condition to the receipt of an award under the Plan, any employee that holds an outstanding option award under the Company’s 2009 Equity Incentive Plan will be required to forfeit the unvested portion of such award; the vested portion of outstanding option awards will remain unaffected by the new program.

In addition, on March 4, 2013 the Board of Directors approved an open market stock repurchase program, pursuant to which the Company will repurchase up to 2.5 million shares of Common Stock in the market for use under the Plan. We believe this program will have the benefit of limiting dilution of our shareholders’ equity following the grant of awards under the Plan.

Conference Call

The Company will host a conference call to discuss its 2012 fourth quarter financial results today, Wednesday, March 6th, 2013, at 8:00 a.m. ET (5:00 p.m. Moscow time, 1:00 p.m. London time). To access the conference call, please dial:

+1 631 510 7498 (US/International)

+44 (0) 1452 555 566 (UK/International)

Pass code: 97869390

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and South East Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

Ekaterina Ostrova

Director, Corporate Communications and Investor Relations

+ 7 495 783 3650

ir@ctcmedia.ru

Irina Klimova

Senior Manager, Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

Viktoriya Bakaeva

Head of Media Relations, Press Secretary

+7 495 785 6347, ext. 1210

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin, as well as certain adjusted figures described below. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Adjusted financial measures.

As described above, CTC Media recognized $11.1 million in intangible asset impairment charges arising from the impairment of the DTV trade name (following the rebranding of this channel to Peretz) and $95.2 million in intangible asset impairment charges related to goodwill and broadcasting licenses in 2011. In addition, in the third quarter of 2012, CTC Media recognized $82.5 million in impairment charges related to analog broadcasting licenses reflecting the reassessment of their useful lives from indefinite to finite as a result of the planned transition to digital broadcasting. CTC Media uses adjusted OIBDA (on a consolidated and segment basis), adjusted total operating expenses (before non-recurring items), adjusted operating income, adjusted net income before tax and noncontrolling interest, adjusted income tax expense, adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share, each of which has been adjusted to exclude the non-recurring charges described above, so as to permit management to assess and compare the operational performance of the business for the fourth quarters of 2011 and 2012, and the full year 2011 and 2012, and to facilitate comparisons for future reporting periods.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding the introduction of digital broadcasting in our markets, developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2013; the further development of the Peretz and Domashny channels; the Company’s expected rate of its full year 2013 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2013. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, the success of the Company’s transition of CTC and Domashny to the new digital broadcasting format, the impact of the introduction of digital broadcasting on the Company’s business models and plans, changes in the size of the Russian television advertising market; the continued successful operation of the Company’s own internal sales house structure; fluctuations in the value of the Russian ruble compared to the US dollar; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands of US dollars, except share and per share data)

	Year ended December 31,
	2010	2011	2012
REVENUES:
Advertising	$562,102	$747,451	$775,806
Sublicensing and own production revenue	37,931	15,836	23,706
Other revenue	1,252	3,073	5,434
Total operating revenues	601,285	766,360	804,946
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights, sublicensing rights and own production cost, shown below; exclusive of depreciation and amortization of $11,502, $13,201 and $20,393 in 2010, 2011 and 2012, respectively; and exclusive of stock-based compensation expense of $10,586, $6,242 and $763 in 2010, 2011 and 2012, respectively)	(37,547)	(43,684)	(45,357)
Selling, general and administrative (exclusive of depreciation and amortization $2,234, $4,448 and $3,625 in 2010, 2011 and 2012, respectively; exclusive of stock-based compensation expense of $23,419, $12,076 and $4,016 in 2010, 2011 and 2012, respectively)	(69,849)	(165,176)	(181,266)
Stock-based compensation expense	(34,005)	(18,318)	(4,779)
Programming expenses	(239,030)	(292,466)	(317,136)
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(13,736)	(17,649)	(24,018)
Impairment loss	—	(106,382)	(82,503)
Total operating expenses	(394,167)	(643,675)	(655,059)
OPERATING INCOME	207,118	122,685	149,887
FOREIGN CURRENCY GAINS	1,820	2,034	1,762
INTEREST INCOME	6,018	7,222	9,522
INTEREST EXPENSE	(1,169)	(542)	(749)
OTHER NON-OPERATING INCOME, net	2,789	4,667	2,852
EQUITY IN INCOME OF INVESTEE COMPANIES	490	853	1,415
Income before income tax	217,066	136,919	164,689
INCOME TAX EXPENSE	(66,034)	(76,403)	(64,873)
CONSOLIDATED NET INCOME	$151,032	$60,516	$99,816
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(5,301)	$(7,398)	$(6,753)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$145,731	$53,118	$93,063
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.94	$0.34	$0.59
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.93	$0.34	$0.59
Weighted average common shares outstanding—basic	155,576,658	157,224,782	157,995,346
Weighted average common shares outstanding—diluted	156,092,038	158,011,659	158,062,250
Dividends declared per share	$0.51	$0.82	$0.52

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31,	December 31,
	2011	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,331	$55,181
Short-term investments	117,233	131,449
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2011—$977; December 31, 2012—$1,136)	21,831	30,549
Taxes reclaimable	20,311	29,855
Prepayments	57,091	68,078
Programming rights, net	106,947	153,076
Deferred tax assets	20,086	31,355
Other current assets	1,351	1,860
TOTAL CURRENT ASSETS	357,181	501,403
PROPERTY AND EQUIPMENT, net	46,299	47,201
INTANGIBLE ASSETS, net:
Broadcasting licenses	158,794	82,276
Cable network connections	28,148	25,616
Trade names	5,213	5,708
Other intangible assets	5,317	5,739
Net intangible assets	197,472	119,339
GOODWILL	165,566	177,950
PROGRAMMING RIGHTS, net	92,134	102,216
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,041	5,743
PREPAYMENTS	4,009	11,522
DEFERRED TAX ASSETS	26,015	20,200

TOTAL ASSETS	$893,717	$985,574
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	16,941	13,181
Accounts payable	69,891	80,871
Accrued liabilities	21,393	23,445
Taxes payable	31,905	37,524

Deferred revenue	7,367	9,048
Deferred tax liabilities	12,613	39,021
TOTAL CURRENT LIABILITIES	160,110	203,090
DEFERRED TAX LIABILITIES	36,399	19,558
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock; $0.01 par value; shares authorized 175,772,173; shares issued and outstanding 2011—157,320,070; 2012— 158,160,719)	1,573	1,582
Additional paid-in capital	481,969	491,925
Retained earnings	322,184	333,003
Accumulated other comprehensive loss	(111,754)	(68,187)
Non-controlling interest	3,236	4,603
TOTAL STOCKHOLDERS’ EQUITY	697,208	762,926
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$893,717	$985,574

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Year ended December 31,
	2010	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$151,032	$60,516	$99,816
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit) expense	1,449	(6,866)	(741)
Depreciation and amortization	13,736	17,649	24,018
Programming expenses	239,030	292,466	317,136
Stock-based compensation expense	34,005	18,318	4,779
Equity in income of unconsolidated investees	(490)	(853)	(1,415)
Foreign currency gains	(1,820)	(2,034)	(1,762)
Impairment loss	—	106,382	82,503
Changes in provision for tax contingencies	(2,752)	(3,381)	(3,738)
Changes in operating assets and liabilities:
Trade accounts receivable	(11,816)	15,498	(10,885)
Prepayments	(3,123)	(6,852)	(817)
Other assets	(6,672)	(4,161)	(2,972)
Accounts payable and accrued liabilities	6,457	(616)	12,637
Deferred revenue	7,239	(5,073)	890
Other liabilities	10,042	(6,824)	1,400
Dividends received from equity investees	509	841	1,056
Settlement of SARs and exercises of equity-based incentive awards	(786)	(598)	(35)
Acquisition of programming and sublicensing rights	(250,488)	(358,621)	(364,156)
Net cash provided by operating activities	185,552	115,791	157,714
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(29,912)	(19,780)	(15,646)
Acquisitions of businesses, net of cash acquired	(23,762)	(25,033)	(3,998)
Proceeds from sale of businesses, net of cash disposed	2,026	—	—
Investments in deposits, net	(78,877)	(9,830)	(6,847)
Net cash used in investing activities	(130,525)	(54,643)	(26,491)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	42,812	5,352	4,616
Proceeds from (settlement of) overdraft, net	—	17,553	(5,519)
Repayments of loans	(35,775)	—	—
Acquisition of non-controlling interest	(1,508)	(2,927)	—
Dividends paid to stockholders	(80,444)	(128,930)	(82,244)
Dividends paid to noncontrolling interest	(4,905)	(6,072)	(5,756)
Net cash used in financing activities	(79,820)	(115,024)	(88,903)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(83)	6,642	530
Net increase/(decrease) in cash and cash equivalents	(24,876)	(47,234)	42,850
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	84,441	59,565	12,331
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$59,565	$12,331	$55,181
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$236	$81	$603
Income tax paid	$64,950	$89,042	$58,828

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended December 31, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$144,236	$177	$59,482	$(1,077)	$(55,715)	—	$60,559	$60,559
Domashny Network	25,610	5	5,135	(470)	(13,186)	—	5,605	5,605
Peretz Network	18,265	—	(70,788)	(679)	(9,390)	(71,688)	(70,109)	(1,579)
CTC Television Station Group	34,146	604	21,610	(532)	(344)	(3,745)	22,142	25,887
Domashny Television Station Group	5,541	957	(2,008)	(610)	(4)	(4,985)	(1,398)	3,587
Peretz Television Station Group	2,211	445	(10,317)	(1,160)	(3)	(9,121)	(19,157)	(36)
CIS Group	5,865	—	2,711	(132)	(3,089)	—	2,843	2,843
Production Group	203	7,062	(164)	(8)	(6,632)	—	(156)	(156)
Corporate Office	—	—	(5,790)	(50)	—	—	(5,740)	(5,740)
Business segment results	$236,077	$9,250	$(129)	$(4,718)	(88,363)	$(89,539)	$4,589	$94,128
Eliminations and other	680	(9,250)	(1,377)	(6)	6,740	—	(1,371)	(1,372)
Consolidated results	$236,758	—	$(1,506)	$(4,724)	$(81,623)	$(89,539)	$3,218	$92,757

	Three months ended December 31, 2012
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$155,738	$70	$60,685	$(1,315)	$(61,022)	—	$62,000	$62,000
Domashny Network	30,780	—	7,396	(345)	(15,176)	—	7,741	7,741
Peretz Network	21,220	—	633	(759)	(10,945)	—	1,392	1,392
CTC Television Station Group	34,427	652	24,035	(1,194)	—	—	25,229	25,229
Domashny Television Station Group	6,480	1,124	2,746	(1,732)	—	—	4,478	4,478
Peretz Television Station Group	2,929	(5)	(2,365)	(2,745)	—	—	380	380
CIS Group	8,105	—	1,682	(744)	(4,975)	—	2,426	2,426
Production Group	462	5,953	73	(3)	(5,704)	—	76	76
Corporate Office	—	—	(298)	(59)	—	—	(239)	(239)
Business segment results	$260,141	$7,794	$94,587	$(8,896)	$(97,822)	—	$103,483	$103,483
Eliminations and other	4,092	(7,794)	255	(71)	5,177	—	326	326
Consolidated results	$264,233	—	$94,842	$(8,967)	$(92,645)	—	$103,809	$186,312

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (Continued)

(in thousands of US dollars)

	Twelve months ended December 31, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$474,028	$566	$169,952	$(3,343)	$(206,816)	—	$173,295	$173,295
Domashny Network	90,321	12	15,298	(1,422)	(46,690)	—	16,720	16,720
Peretz Network	59,623	—	(79,757)	(2,918)	(32,908)	(82,824)	(76,839)	5,985
CTC Television Station Group	98,599	2,122	61,035	(2,157)	—	(7,278)	63,192	70,470
Domashny Television Station Group	15,668	3,575	1,168	(1,997)	—	(5,398)	3,165	8,563
Peretz Television Station Group	6,591	1,499	(16,568)	(4,825)	—	(10,882)	(11,743)	(861)
CIS Group	17,843	—	3,021	(573)	(9,841)	—	3,594	3,594
Production Group	378	25,966	(1,013)	—	(24,116)	—	(1,013)	(1,013)
Corporate Office	—	976	(31,433)	(294)	—	—	(31,139)	(31,139)
Business segment results	$763,051	$34,716	$121,703	$(17,529)	$(320,371)	$(106,382)	$139,232	$245,614
Eliminations and other	3,309	(34,716)	982	(120)	27,905	—	1,102	1,102
Consolidated results	$766,360	—	$122,685	$(17,649)	$(292,466)	$(106,382)	$140,334	$246,716

	Twelve months ended December 31, 2012
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$483,642	$357	$155,019	$(5,254)	$(221,025)	—	$160,273	$160,273
Domashny Network	95,078	13	13,815	(1,355)	(52,555)	—	15,170	15,170
Peretz Network	72,709	—	12,155	(3,002)	(30,687)	—	15,157	15,157
CTC Television Station Group	93,392	2,390	42,834	(2,765)	—	(19,523)	45,599	65,122
Domashny Television Station Group	18,211	4,150	(9,251)	(3,886)	—	(16,224)	(5,365)	10,859
Peretz Television Station Group	8,475	1,600	(48,613)	(6,287)	—	(43,795)	(42,326)	1,469
CIS Group	23,638	—	1,143	(1,075)	(12,963)	(2,961)	2,218	5,179
Production Group	860	20,324	(1,571)	—	(19,432)	—	(1,571)	(1,571)
Corporate Office	—	—	(15,144)	(201)	—	—	(14,943)	(14,943)
Business segment results	$796,005	$28,834	$150,387	$(23,825)	$(336,662)	$(82,503)	$174,212	$256,715
Eliminations and other	8,941	(28,834)	(500)	(193)	19,526	—	(307)	(307)
Consolidated results	$804,946	—	$149,887	$(24,018)	$(317,136)	$(82,503)	$173,905	$256,408

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME (LOSS)

	Three months ended		Twelve months ended
	December 31,		December 31,
(US$ 000’s)	2011	2012	2011	2012

OIBDA	$3,218	$103,809	$140,334	$173,905
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(4,724)	(8,967)	(17,649)	(24,018)
Operating income (loss)	$(1,506)	$94,842	$122,685	$149,887

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME (LOSS) MARGIN

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2012	2011	2012

OIBDA margin	1.4%	39.3%	18.3%	21.6%
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a % of total operating revenues	(2.0)%	(3.4)%	(2.3)%	(3.0)%
Operating income (loss) margin	(0.6)%	35.9%	16.0%	18.6%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUST  ED FINANCIAL MEASURES TO CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income	Income before income tax and noncontrolling interest	Income tax expense	Net income	Fully diluted earnings per share

Three Months Ended December 31, 2011

Adjusted non-US GAAP results	$92,757	$(148,725)	$88,033	$93,830	$(28,604)	$61,434	$0.39
Impact of impairment loss	(89,539)	(89,539)	(89,539)	(89,539)	3,570	(85,969)	(0.55)
Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	$3,218	$(238,264)	$(1,506)	$4,291	$(25,034)	$(24,535)	$(0.16)

Twelve Months Ended December 31, 2011

Adjusted non-US GAAP results	$246,716	$(537,293)	$229,067	$243,301	$(83,342)	$152,561	$0.97
Impact of impairment loss	(106,382)	(106,382)	(106,382)	(106,382)	6,939	(99,443)	(0.63)
Results as reported (under US GAAP, except for OIBDA which is a non-US GAAP financial measure)	$140,334	$(643,675)	$122,685	$136,919	$(76,403)	$53,118	$0.34

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/ (loss)	Income before income tax and noncontrolling interest	Income tax expense	Net income (loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Twelve Months Ended December 31, 2012

Adjusted non-US GAAP results	$256,408	$(572,556)	$232,390	$247,192	$(81,374)	$157,794	$1.00
Impact of impairment loss	(82,503)	(82,503)	(82,503)	(82,503)	16,501	(64,731)	(0.41)
Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	$173,905	$(655,059)	$149,887	$164,689	$(64,873)	$93,063	$0.59

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (LOSS)

Three months ended December 31, 2011

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income (loss)

CTC Network	$60,559	$(1,077)	$59,482
Domashny Network	5,605	(470)	5,135
Peretz Network	(70,109)	(679)	(70,788)
CTC Television Station Group	22,142	(532)	21,610
Domashny Television Station Group	(1,398)	(610)	(2,008)
Peretz Television Station Group	(19,157)	(1,160)	(10,317)
CIS Group	2,843	(132)	2,711
Production Group	(156)	(8)	(164)
Corporate Office	(5,740)	(50)	(5,790)
Business segment results	$4,589	$(4,718)	$(129)
Eliminations and other	(1,371)	(6)	(1,377)
Consolidated results	$3,218	$(4,724)	$(1,506)

Three months ended December 31, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income (loss)

CTC Network	$62,000	$(1,315)	$60,685
Domashny Network	7,741	(345)	7,396
Peretz Network	1,392	(759)	633
CTC Television Station Group	25,229	(1,194)	24,035
Domashny Television Station Group	4,478	(1,732)	2,746
Peretz Television Station Group	380	(2,745)	(2,365)
CIS Group	2,426	(744)	1,682
Production Group	76	(3)	73
Corporate Office	(239)	(59)	(298)
Business segment results	$103,483	$(8,896)	$94,587
Eliminations and other	326	(71)	255
Consolidated results	$103,809	$(8,967)	$94,842

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (LOSS) (Continued)

Twelve months ended December 31, 2011

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income (loss)

CTC Network	$173,295	$(3,343)	$169,952
Domashny Network	16,720	(1,422)	15,298
Peretz Network	(76,839)	(2,918)	(79,757)
CTC Television Station Group	63,192	(2,157)	61,035
Domashny Television Station Group	3,165	(1,997)	1,168
Peretz Television Station Group	(11,743)	(4,825)	(16,568)
CIS Group	3,594	(573)	3,021
Production Group	(1,013)	—	(1,013)
Corporate Office	(31,139)	(294)	(31,433)
Business segment results	$139,232	$(17,529)	$121,703
Eliminations and other	1,102	(120)	982
Consolidated results	$140,334	$(17,649)	$122,685

Twelve months ended December 31, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income (loss)

CTC Network	$160,273	$(5,254)	$155,019
Domashny Network	15,170	(1,355)	13,815
Peretz Network	15,157	(3,002)	12,155
CTC Television Station Group	45,599	(2,765)	42,834
Domashny Television Station Group	(5,365)	(3,886)	(9,251)
Peretz Television Station Group	(42,326)	(6,287)	(48,613)
CIS Group	2,218	(1,075)	1,143
Production Group	(1,571)	—	(1,571)
Corporate Office	(14,943)	(201)	(15,144)
Business segment results	$174,212	$(23,825)	$150,387
Eliminations and other	(307)	(193)	(500)
Consolidated results	$173,905	$(24,018)	$149,887